Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion or incorporation by reference into the Registration Statement of Memorial Production Partners LP on Form S-8 (File No. 333-178493) of (i) our report, dated March 14, 2012, with respect to estimates of reserves and future net revenues to the combined interests of Rise Energy Beta, LLC and Rise Energy Minerals, LLC, as of December 31, 2011; and (ii) our report, dated March 3, 2011, with respect to estimates of reserves and future net revenues to the combined interests of Rise Energy Beta, LLC and Rise Energy Minerals, LLC, as of December 31, 2010, and to all references to our firm included or incorporated by reference into the December 12, 2012 Current Report on Form 8-K of Memorial Production Partners LP and the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 12, 2012

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